The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(4)
 Registration Statement No. 333-259511
SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2024
PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated September 22, 2021)
1,000,000 Shares
CPI Card Group Inc.
COMMON STOCK

The selling stockholders identified in this prospectus supplement are offering 1,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares held by the selling stockholders.
Our common stock is traded on the Nasdaq Global Market under the symbol “PMTS.” On September 27, 2024, the closing sale price of our common stock, as reported on the Nasdaq Global Market, was $27.21 per share.
Investing in shares of our common stock involves certain risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and the “Risk Factors” section contained in the accompanying prospectus and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our shares.
	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to selling stockholders	$	$

(1)
See “Underwriting” for additional information regarding underwriting compensation.

A controlling person of our majority stockholder has indicated an interest in purchasing approximately 225,000 shares of our common stock in the offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to such individual, or such individual may determine to purchase more, less or no shares in this offering.
Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters may also purchase up to an additional 150,000 shares of common stock from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Delivery of the shares is expected to be made on or about                 , 2024.
Book-Running Manager
D.A. Davidson & Co.
The date of this prospectus supplement is                 , 2024.

Prospectus Supplement
Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of shares of our common stock and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. Before purchasing any shares, you should read carefully both this prospectus supplement and the accompanying prospectus, together with the documents incorporated or deemed incorporated by reference herein (as described below under the heading “Incorporation of Certain Information by Reference”) and therein, any free writing prospectus we may file with the Securities and Exchange Commission (the “SEC”), and the additional information described below under the heading “Where You Can Find More Information.”
In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the SEC and the other information to which we refer you. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling security stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus or any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Any statement made in this prospectus supplement or in a document incorporated or deemed incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.
Unless the context requires otherwise or except as otherwise noted, as used in this prospectus supplement the words “CPI,” “Company,” “we,” “us” and “our” refer to CPI Card Group Inc. and its consolidated subsidiaries. The term “selling stockholders” means Tricor Pacific Capital Partners (Fund IV), Limited Partnership and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership, which are affiliated with Parallel49 Equity, and which collectively own approximately 56% of our outstanding common stock immediately prior to this offering.
NON-GAAP FINANCIAL MEASURES
In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this prospectus supplement, all reported on a continuing operations basis: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, LTM Adjusted EBITDA and Net Leverage Ratio. These non-GAAP financial measures are utilized by management in comparing our operating performance and liquidity on a consistent basis between fiscal periods. We believe that these non-GAAP financial measures are appropriate to enhance an overall understanding of our underlying operating performance and liquidity trends compared to historical periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations. Non-GAAP financial measures should not be considered in

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isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. See the notes to the financial tables in “Summary — Summary Historical Consolidated Financial Data” for a discussion of these non-GAAP measures and reconciliations to their most directly comparable GAAP measure.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the U.S. payment solutions industry opportunity and trends, our market opportunity and competitive position and our strategic initiatives. The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “affirm,” “plan,” “intend,” “foresee,” “will,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our expectations and beliefs concerning future developments and their potential effect on us, and other information available at the time such statements are made. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.
Factors that could cause actual results or other events to differ materially from those contemplated include the risks and uncertainties described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our other reports filed from time to time with the SEC, which contain a discussion of various factors that may affect the Company’s business or financial results. Such risks and uncertainties, which in some instances are beyond the Company’s control, include:
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a deterioration in general economic conditions, including inflationary conditions and resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products;

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the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business;

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a disruption or other failure in our supply chain, including as a result of foreign conflicts and with respect to single source suppliers, or the failure or inability of suppliers to comply with our code of conduct or contractual requirements, or political unrest in countries in which our suppliers operate, or inflationary pressures, resulting in increased costs and inability to pass those costs on to our customers and extended production lead times and difficulty meeting customers’ delivery expectations;

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our failure to retain our existing customers or identify and attract new customers;

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our inability to recruit, retain and develop qualified personnel, including key personnel, and implement effective succession processes;

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adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions;

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system security risks, data protection breaches and cyber-attacks; interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely;

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our inability to develop, introduce and commercialize new products and services;

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the usage, or lack thereof, of artificial intelligence technologies;

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our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness;

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the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies;

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our status as an accelerated filer and complying with the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder;

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our failure to maintain effective internal control over financial reporting;

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disruptions in production at one or more of our facilities;

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problems in production quality, materials and process and costs relating to product defects and any related product liability and/or warranty claims;

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environmental, social and governance (“ESG”) preferences and demands of various stakeholders and our ability to conform to such preferences and demands and to comply with any related regulatory requirements;

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the effects of climate change, negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks;

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damage to our reputation or brand image;

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disruptions in production due to weather conditions, climate change, political instability or social unrest;

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our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software;

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defects in our software and computing systems;

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our limited ability to raise capital;

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costs and impacts to our financial results relating to the obligatory collection of sales tax, and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state businesses or unclaimed property, as well as potential new U.S. tax legislation increasing the corporate income tax rate and challenges to our income tax positions;

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our inability to successfully execute on our divestitures or acquisitions;

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our inability to realize the full value of our long-lived assets;

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our inability to renew licenses with key technology licensors;

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the highly competitive, saturated and consolidated nature of our marketplace;

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costs and potential liabilities associated with compliance or failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security;

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new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner;

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our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards;

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the effects of restrictions, delays or interruptions in our ability to source raw materials and components used in our products from foreign countries;

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the effects on the global economy of ongoing foreign conflicts;

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our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes;

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risks associated with the majority stockholders’ ownership of our stock;

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potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of our majority stockholders;

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the influence of securities analysts over the trading market for and price of our common stock;

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failure to meet the continued listing standards of the Nasdaq Global Market;

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the impact of stockholder activism or securities litigation on the trading price and volatility of our common stock;

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•
our inability to fully execute on our share repurchase program strategy;

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certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our majority stockholders to change the composition of our board of directors;

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our ability to comply with a wide variety of complex laws and regulations and the exposure to liability for any failure to comply;

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the effect of legal and regulatory proceedings; and

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other risks and uncertainties set forth under the heading “Risk Factors” and elsewhere in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our other reports filed from time to time with the SEC.

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date such statements are made. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein and therein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
TRADEMARKS
This prospectus supplement and the information incorporated by reference herein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.
INDUSTRY AND MARKET DATA
The industry and market data presented in this prospectus supplement are based on management’s own estimates, internal company research and from third-party sources and, in each case, is believed by our management to be reliable. This data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market and industry data. We have not, and the underwriters and selling stockholders have not, independently verified such data, and we do not, and the underwriters and selling stockholders do not, make any representation as to the accuracy or completeness of such information. While we are not aware of any misstatements regarding any industry and market data presented herein, such data involve risks and uncertainties and are subject to change based upon various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” in this prospectus supplement, and under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our other reports filed from time to time with the SEC.

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PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights some of the information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information presented under “Risk Factors,” together with the information incorporated by reference herein, including the “Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequently filed Quarterly Reports on Form 10-Q, before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Our Business
We are a payments technology company and leading provider of comprehensive Financial Payment Card solutions in the United States. We define “Financial Payment Cards” as credit, debit and Prepaid Debit Cards (as defined below) issued on the networks of the “Payment Card Brands” (Visa, Mastercard®, American Express® and Discover®). We define “Prepaid Debit Cards” as debit cards issued on the networks of the Payment Card Brands, but not linked to a traditional bank account. We also offer an instant card issuance solution, which provides customers the ability to issue a personalized debit or credit card within the bank branch to individual cardholders. We have established a leading position in the Financial Payment Card solutions market through more than 20 years of experience.
We serve a diverse set of several thousand customers which includes direct customers and indirect customer relationships, whereby CPI provides Financial Payment Card solutions to a customer through a Group Service Provider (as defined below). Our customers include some of the largest issuers of debit and credit cards in the United States, the largest Prepaid Debit Card program managers in the United States, numerous financial technology companies (“fintechs”), as well as independent community banks, credit unions and Group Service Providers. We define “Group Service Providers” as reseller or card processor organizations that assist small card issuers, such as credit unions, with managing their credit and debit card programs, including managing the Financial Payment Card issuance process, core banking operations and other financial services.
We serve our customers through a network of high-security production and card services facilities in the United States, each of which is audited for compliance with the standards of the Payment Card Industry Security Standards Council (the “PCI Security Standards Council”) by one or more of the Payment Card Brands. Many of our customers require us to comply with PCI Security Standards Council requirements that relate to the provision of our products and services. Our network of high-security production facilities allows us to optimize our solutions offerings and to serve the needs of our diverse customer base.
Our Products and Services
EMV® Financial Payment Cards (Contact and Contactless Dual-Interface)
We produce plastic Europay, Mastercard and Visa (“EMV®”) cards, including our eco-focused solutions that we describe further below, and encased metal EMV cards. These EMV cards feature an integrated circuit that interfaces with an EMV payment terminal over a contact plate on the surface of the card when inserted into an EMV-enabled payment terminal. We also produce contactless EMV cards which feature a radio-frequency identification (“RFID”) antenna that utilizes near field communications (“NFC”) technology to allow transactions to process on a contactless basis when the card is brought within the requisite proximity to an NFC-enabled payment terminal. Dual-interface EMV cards also have contact EMV technology, and we generally refer to all cards we produce with an RFID antenna as ‘contactless’ cards.
EMV® is a registered trademark in the U.S. and other countries and an unregistered trademark elsewhere. The EMV trademark is owned by EMV Co, LLC.
Eco-Focused Cards
We believe we are a leading provider of eco-focused card solutions in the U.S., having sold more than 100 million eco-focused contactless payment cards since launch in 2019. Our eco-focused solutions include our Second Wave® cards that feature a core made with recovered ocean-bound plastic (“ROBP”) and our Earthwise® cards made with upcycled plastic. Dependent upon design and card construction, eco-focused cards incorporate varying types and amounts of upcycled plastic content, including ROBP and recycled PVC. Cards in the eco-focused portfolio have been approved by two of the major Payment Card Brands. These solutions aim to satisfy increasing consumer demand for more eco-focused products and help support our and our customers’ ESG objectives.
Non-EMV® Financial Payment Cards
We produce non-EMV cards that utilize magnetic stripes, contactless cards that utilize NFC technology, and cards that include both magnetic stripes and NFC technology. In addition, we produce non-EMV cards that are issued on the networks of the Payment Card Brands, including Prepaid Debit Cards. In 2020, we began producing non-EMV cards for the purpose of government disbursement in the U.S., and have produced non-EMV transit cards and health savings account cards. We also produce retail gift cards that are not issued on the networks of the Payment Card Brands.
Card Data Personalization and Fulfillment
We provide data preparation and card data personalization solutions for debit, credit and Prepaid Debit Cards in contact, contactless and dual-interface EMV, and non-EMV card formats. Our personalization services are technology-driven with full color printing and edge-to-edge coverage, and provide a wide range of card customization options, using advanced processes to personalize (encode, program and emboss or print with data such as cardholder name and account number) and fulfill cards to individual cardholders. Our services provide customers with an inventory of their card stock and fulfillment materials. In addition, we provide EMV data preparation services for our customers and in certain cases generate PIN numbers and mailers on their behalf. We also provide consultation and card design services to further assist customers in card customization.
Print-On-Demand Solution
Through our print-on-demand services, we are able to produce images, personalized payment cards and related collateral on a one-by-one, on-demand basis for our customers, enabling individualized offerings and reducing inventory. Our service offering includes online ordering of a customized payment card through a program manager, with direct fulfillment to a consumer. We believe our print-on-demand solution further differentiates us with our financial institution and Prepaid Debit Card program manager customers and enables us to access business-to-business and business-to-consumer verticals such as healthcare, transit, payroll, corporate incentives, government disbursement, benefits and insurance.
Instant Card Issuance Systems and Services
In addition to centralized personalization services performed at our facilities, our customers may also utilize personalization services through Card@Once, our proprietary and patented instant card issuance system and software-as-a-service (SaaS)-based solution, which provides our customers the ability to issue a completely personalized, permanent debit or credit card within the bank branch to individual cardholders upon demand. Our instant issuance solutions are enabled by cloud-based software that securely transfers data from our servers to encode a magnetic stripe card, a contact EMV card or a contactless dual-interface EMV card, and personalize the card on a desktop printer solution provided by CPI. These processes are audited for PCI data security standards compliance annually. Our instant issuance solutions generate both initial sales revenue for the printer solution and recurring revenue from card personalization and sales of cards and consumables. We offer multiple Card@Once solutions including our premium Spectrum solution that enables issuers to produce a high-resolution payment card with over-the-edge printing capability.
Digital Solutions
While not currently significant to our financial results, we provide digital solutions, including push provisioning which allows our customers to facilitate the provisioning of payment credentials to a cardholder’s digital wallet, digital cards which allow our customers to utilize prepaid cards with online merchants, and online front-end ordering and card customization allowing customers to order one-time use physical rewards cards.
Tamper-Evident Secure Packaging Solutions
We offer specialized and innovative tamper-evident secure packaging products and services to customers aimed at reducing fraud for Prepaid Debit Cards sold through the retail channel. In certain cases, we also manage the fulfillment of fully-completed Prepaid Debit Card packages to retail locations on behalf of our customers utilizing this solution.
Our Industry and Competitive Position
We are a leader within the large and attractive U.S. Payment Solutions market (as defined below), producing payment cards in addition to providing personalization and fulfillment services, SaaS-based instant issuance solutions and prepaid debit card solutions. Driven by a combination of our strong relationships, quality, technology, and innovation, we believe we have strong positions in the following markets:
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the U.S. prepaid debit market, including the largest U.S. Prepaid Debit Card program managers;

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the U.S. small-to mid-sized financial institutions market, which includes independent community banks and credit unions;

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the U.S. large issuer market, serving some of the largest U.S. debit and credit card issuers; and

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the U.S. fintech market, where we produce and personalize Financial Payment Cards for financial technology companies.

We define our core addressable U.S. Payment Solutions market as including the Secure Card and Personalization solutions as part of our Debit and Credit segment, as well as our Prepaid Debit segment, described below:
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Secure Card:   U.S. EMV contact and contactless payment cards manufactured and shipped by a card manufacturer. Secure Card includes debit, credit, and private label cards for both large and small issuers. We are a U.S. market leader in secure card solutions for both small and medium and large financial institutions.

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Personalization:   U.S. payment cards personalized for small and medium U.S. financial institution issuers by an outsourced provider. Personalization includes centralized personalization of debit, credit, and private label cards inclusive of magnetic stripe, EMV contact and contactless cards. We are a leading provider of outsourced personalization services in this market. Our instant issuance solutions offer card issuing financial institutions the ability to issue, in-branch, a completely personalized, permanent debit or credit card to individual customers upon demand. With more than 16,000 instant issuance solutions installed across more than 2,000 financial institutions, our Card@Once instant issuance solution is the leading SaaS-based solution in the U.S. market.

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Prepaid Debit:   U.S. secure (“open loop”) prepaid debit cards and packages manufactured by a prepaid package manufacturer and shipped for sale at a physical retail location. We are the leading provider of U.S. open loop prepaid debit card and packaging solutions.

We believe our core U.S. Payment Solutions markets present a growing addressable market of over $1.5 billion in annual revenue. At the end of 2023, an estimated more than 2.0 billion debit and credit payment cards were in circulation in the U.S., including EMV (contact and contactless) and magnetic stripe cards. An estimated 650 million debit and credit payment cards are produced annually, based on the average number of EMV cards (contact and contactless) shipped from 2021 to 2023. Based on management analysis conducted in February 2021, we have estimated that approximately 90% of demand is driven by existing card replacement, with approximately 60% attributable to card reissuances and expirations, 15% to lost or stolen card replacements and 15% to portfolio churn (switching financial institutions).

Our Competitive Strengths
Strong Market Position with Long-Term Customer Relationships
Our vision is to be the partner of choice for our customers by providing market-leading quality payments solutions and customer service with a market-competitive business model. We believe these efforts have resulted in CPI gaining estimated overall market share since 2017. We have long-standing, trust-based relationships with customers and have collaborated with our top 10 customers for more than ten years, on average. As of the date of this prospectus supplement, our trusted relationships include:
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5 of the top 10 U.S. card issuers

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5 of the top 6 U.S. prepaid debit program managers

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6 of the top U.S. financial technology companies

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Strategic relationships with the top 3 U.S. bank platforms

We strive to put our customers at the center of everything we do. Our customer relationships often involve the handling of sensitive information as well as process and technology integration. As a result, our customers are selective about working with partners they can trust and that can deliver the highest quality products and customer service. We maintain important relationships with the Payment Card Brands to ensure our facilities and processes meet their standards. We believe we have established a leading market position in the prepaid debit market, built on high quality services, innovation and reliable delivery to our customers. Our Card@Once instant issuance solution provides the necessary on-site equipment and supplies, proprietary SaaS capability, customer support and secure data exchange to provide personalized cards on-site and on-demand at bank and credit union branches across the United States. Data is exchanged through either a secure web interface or through integrations of our proprietary software with our customers’ card issuance systems. Integrations provide a more seamless experience for our customers and we believe they foster longer lasting and closer customer relationships.
Comprehensive End-to-End Card Solutions
The foundation of our strong market position with our small- to mid-sized issuer customers and fintechs is our comprehensive end-to-end Financial Payment Card solutions. Our solutions provide a full suite of products and card services required to produce, personalize and fulfill Financial Payment Cards, while maintaining the security requirements of the Payment Card Brands. We are integral to many of our customers’ card programs, pairing card design and production with an end-to-end offering of card data personalization and card services that are integrated within our customers’ operations. We provide card data personalization services for financial institutions and managers of Prepaid Debit Card programs that require technology integration, such as secure data links to transfer highly sensitive cardholder information. We believe that our comprehensive solutions allow our customers to choose a single trusted partner to address their card program needs in a cost-effective manner instead of managing multiple suppliers across a complex value chain.
Network of High-Security Facilities
Our high-security facilities are each audited for compliance with the standards of the PCI Security Standards Council by one or more of the Payment Card Brands, forming a network of compliant production facilities in the United States. The Payment Card Brands attestations of compliance allow us to produce cards bearing these brands and provide relevant card services for our issuer customers. These audit processes are long and complex, and our facilities and systems must comply with strict standards of security in order to obtain and retain these designations, which are regularly verified by both the Payment Card Brands and our customers. We believe the complexity and investment needed to obtain and retain these compliance designations may serve as a barrier to new entrants into our market.
Financial Payment Card Capabilities, Industry Experience, and Proprietary and Patented Solutions
Over the course of our long operating history, we have developed technological, engineering and operational expertise that we believe has made us a leader in our industry. EMV is a global technical standard, maintained by EMVCo LLC for smart payment cards, and for payment terminals and automated teller machines that accept them. EMV cards are smart cards (also called chip cards) which store data on integrated circuits rather than magnetic stripes, although EMV cards may also have magnetic stripes. We produce contact EMV cards, which require contact with a surface plate on an EMV-enabled payment terminal. We also produce dual-interface EMV cards that have both contact and contactless functionality.
We continuously work to enhance our offerings to create and deliver next generation products and solutions that meet the demands of the marketplace and our customers. CPI’s Second Wave payment cards featuring a core made with ROBP, and Earthwise cards made with upcycled plastic address customer demands for more eco-focused card options. We also sell CPI Metals®, a premium encased metal card. Our offerings also include Card@Once, our proprietary and patented instant card issuance system and SaaS solution. We believe that our technological and operational capabilities, combined with our specific focus on the Financial Payment Solutions market, gives us a competitive advantage.
Experienced Leadership Team
We have an experienced leadership team that has energized the organization to focus on customers, accountability, innovation and delivering results.
Our Strategy
We are a payments technology company that provides end-to-end debit, credit and prepaid payment solutions delivered physically, digitally and on-demand. Our vision is to be our customers’ partner of choice by providing market-leading quality payments solutions, customer service and continuous innovation with a market-competitive business model. We also aim to expand our addressable market over the long-term by adding adjacent product and service offerings, including more digital solutions, for our extensive customer base of thousands of financial institutions.
We believe we are well-positioned for success given our diversified business model, history of innovation and ability to evolve with the needs and expectations of our customers. By helping our customers elevate their cardholders’ experience, we foster compelling connections between people and technology through traditional and next generation solutions that build brands and enhance people’s everyday lives. To achieve our vision, we focus on our four strategic priorities: deep customer focus, market-leading quality payments solutions and customer service, continuous innovation, and a market competitive business model.
Deep Customer Focus
We are committed to keeping our customers at the center of everything we do. By partnering with our customers and allowing their needs to inform our business, we enhance our ability to deliver value and help their businesses thrive. We aim to inspire and satisfy our customers by redefining experiences that may have traditionally seemed rigid and complex. With our full and expanding suite of catalytic and competitively differentiated products and solutions, we offer our customers choice, convenience and control.
Market-Leading Quality Payments Solutions and Customer Service
Our strong team of dedicated, passionate employees embrace a culture of collaboration and steadfast focus on delivering superior products and exceptional customer service which has helped build us into a leading solutions provider. With a focus on market-leading quality payments solutions and customer service, we are committed to operational excellence and adapting to market dynamics to help our customers achieve top-of-wallet status and build their businesses. We listen to the voices of our customers and focus on helping them deliver unique and differentiated solutions that elevate their customers’ experience. We are accountable for our actions, and work synergistically to deliver results for our customers, our employees and our stockholders.
Continuous Innovation
With innovation as a core competency, we strategically invest to support continued growth and expand our opportunities to partner purposefully with our current and potential customers. We strive to enhance our offerings to create and deliver next generation products and solutions that meet the demands of the marketplace and exceed customers’ expectations. Continuous innovation aims to win new business and help our customers differentiate themselves with distinctive products and solutions, build their brands, and achieve top-of-wallet status.
Market-Competitive Business Model
By creating a dynamic and efficient operating model, we have positioned ourselves to better serve our customers. We aim to streamline our operations, which enables us to allocate resources focused on providing our customers with unmatched solutions, innovation and exceptional service. We have also developed standards of excellence and target metrics regarding the quality, reliability and on-time delivery of our products. We invest in equipment advancements and technology in order to create broader capabilities as well as improve the quality and efficiencies of, and the customer satisfaction with, our offerings. We continue to focus on driving top- line performance, profitability, and operational efficiency.
Corporate Information
CPI Card Group Inc. is a Delaware corporation. Our principal executive offices are located at 10368 West Centennial Road, Littleton, CO 80127. Our main telephone number is (720) 681-6304. Our website is www.cpicardgroup.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Incorporation of Certain Information by Reference”) is not incorporated by reference into this prospectus supplement, and you should not consider it a part of this prospectus supplement, the accompanying prospectus or the registration statement of which they are a part.

THE OFFERING
Common stock offered by the selling stockholders, excluding underwriters’ option to purchase additional shares
1,000,000 shares.
Indications of interest
A controlling person of our majority stockholder has indicated an interest in purchasing approximately 225,000 shares of our common stock in the offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to such individual, or such individual may determine to purchase more, less or no shares in this offering.
Underwriters’ option to purchase additional shares
The selling stockholders have granted the underwriters an option to purchase up to an additional 150,000 shares of common stock from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Use of proceeds
We will not receive any proceeds from the sale of shares to be offered pursuant to this prospectus supplement. See “Use of Proceeds.”
Nasdaq Global Market (“Nasdaq”) symbol
PMTS
Risk factors
Investing in our common stock involves certain risks. You should consider the risk factors beginning on page S-13 of this prospectus supplement and the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, before buying any shares of our common stock.

Summary Historical Consolidated Financial Data
The following tables set forth our summary historical consolidated financial data. The summary historical consolidated financial data as of and for the years ended December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein. The summary historical consolidated financial data as of and for the six months ended June 30, 2024 and the six months ended June 30, 2023 have been derived from our Quarterly Report on Form 10-Q for the six months ended June 30, 2024, which is incorporated by reference herein.
The summary historical data included below are not necessarily indicative of our future performance. The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2024, which are incorporated by reference herein. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
	Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2023	2022	2024	2023
	(audited)		(unaudited)
Consolidated Statements of Operations and Comprehensive Income Data
Net Sales:
Products	$249,354	$281,190	$122,002	$139,736
Services	195,193	194,555	108,752	96,076
Total net sales	444,547	475,745	230,754	235,812
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	161,374	171,017	79,695	87,288
Services (exclusive of depreciation and amortization shown below)	117,397	119,930	61,672	59,618
Depreciation and amortization	10,287	9,031	5,481	4,987
Total cost of sales	289,058	299,978	146,848	151,893
Gross profit	155,489	175,767	83,906	83,919
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	88,255	90,782	52,268	42,951
Depreciation and amortization	5,644	5,855	2,584	2,878
Total operating expenses	93,899	96,637	54,852	45,829
Income from operations	61,590	79,130	29,054	38,090
Other expense, net:
Interest, net	(26,913)	(29,616)	(12,955)	(13,521)
Other expense, net	(215)	(367)	(143)	(192)
Total other expense, net	(27,128)	(29,983)	(13,098)	(13,713)
Income before income taxes	34,462	49,147	15,956	24,377
Income tax expense	(10,477)	(12,607)	(4,500)	(6,981)
Net income	$23,985	$36,540	$11,456	$17,396

	Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2023	2022	2024	2023
	(audited)		(unaudited)
Basic and diluted earnings per share:
Basic earnings per share	$2.10	$3.24	$1.03	$1.52
Diluted earnings per share	$2.01	$3.11	$0.97	$1.46
Comprehensive income:
Net income	$23,985	$36,540	$11,456	$17,396
Total comprehensive income	$23,985	$36,540	$11,456	$17,396

	December 31,		June 30,
(in thousands)	2023	2022	2024
	(audited)		(unaudited)
Balance Sheet Data
Cash and cash equivalents	$12,413	$11,037	$7,479
Total assets	293,683	296,666	321,446
Current liabilities	49,445	68,012	68,949
Long-term debt	264,997	285,522	269,654
Total liabilities	345,619	378,743	366,003
Total stockholders’ deficit	(51,936)	(82,077)	(44,557)
	Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2023	2022	2024	2023
	(audited)		(unaudited)
Cash Flow Data
Cash provided by (used in):
Operating activities	$34,041	$31,336	$4,108	$10,322
Investing activities	(6,222)	(17,772)	(2,744)	(6,466)
Financing activities	(26,443)	(23,163)	(6,298)	(3,736)
	Year Ended December 31,		Six Months Ended June 30,
(unaudited, $ in thousands)	2023	2022	2024	2023
Other Financial Data
Net income	$23,985	$36,540	$11,456	$17,396
Net income (% of Net sales)	5.4%	7.7%	5.0%	7.4%
Adjusted EBITDA(1)	89,491	97,703	44,888	48,378
Adjusted EBITDA Margin (% of Net sales)(1)	20.1%	20.5%	19.5%	20.5%
Free Cash Flow(2)	27,636	13,469	1,364	3,728
Net Leverage Ratio(3)	3.1	3.0	3.3	2.8

(1)
Adjusted EBITDA is presented on a continuing operations basis and is defined as EBITDA (which represents earnings before interest, taxes, depreciation and amortization) adjusted for litigation; stock-based compensation expense; estimated sales tax (benefit) expense; restructuring and other charges, including executive retention and severance; costs related to production facility modernization efforts; loss on debt extinguishment; foreign currency gain or loss; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Adjusted EBITDA Margin as shown in the reconciliation below is computed as Adjusted EBITDA divided by total net sales.
	Years ended December 31,		Six Months Ended June 30,
(unaudited, $ in thousands)	2023	2022	2024	2023
Net income	$23,985	$36,540	$11,456	$17,396
Interest, net	26,913	29,616	12,955	13,521
Income tax expense	10,477	12,607	4,500	6,981
Depreciation and amortization	15,931	14,886	8,065	7,865
EBITDA	$77,306	$93,649	$36,976	$45,763
Stock-based compensation expense	7,507	3,479	5,154	1,831
Sales tax (benefit) expense(a)	(70)	18	—	35
Restructuring and other charges(b)	4,531	—	2,758	557
Loss on debt extinguishment(c)	243	474	—	218
Foreign currency (gain) loss	(26)	83	—	(26)
Subtotal of adjustments to EBITDA	$12,185	$4,054	$7,912	$2,615
Adjusted EBITDA	$89,491	$97,703	$44,888	$48,378
Adjusted EBITDA Margin (% of Net sales)	20.1%	20.5%	19.5%	20.5%

(a)
Represents estimated sales tax (benefit) expense relating to a contingent liability due to historical activity in certain states where it is probable that the Company will be subject to sales tax plus interest and penalties.

(b)
Represents executive retention and severance costs, as well as costs related to production facility modernization efforts.

(c)
The Company redeemed a portion of the 8.625% Senior Secured Notes due 2026 in 2023 and 2022 and expensed the associated portion of the unamortized deferred financing costs.

(2)
We define Free Cash Flow as cash flow provided by operating activities less capital expenditures. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to make principal payments on outstanding debt and financing lease liabilities. Free Cash Flow should not be considered in isolation, or as a substitute for, cash provided by operating activities or any other measures of liquidity derived in accordance with GAAP.

	Years ended December 31,		Six Months Ended June 30,
(unaudited, $ in thousands)	2023	2022	2024	2023
Cash provided by operating activities	$34,041	$31,336	$4,108	$10,322
Capital expenditures for plant, equipment and leasehold improvements, net	(6,405)	(17,867)	(2,744)	(6,594)
Free Cash Flow	$27,636	$13,469	$1,364	$3,728

(3)
Management and various investors use the ratio of debt principal outstanding, plus finance lease obligations, less cash, divided by LTM Adjusted EBITDA, or “Net Leverage Ratio”, as a measure of our financial strength when making key investment decisions and evaluating us against peers. We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months.

	Years ended December 31,		As of June 30,
(unaudited, $ in thousands)	2023	2022	2024	2023
Senior Notes	$267,897	$285,000	$267,897	$270,000
ABL Revolver	—	5,000	4,000	18,000
Finance lease obligations	18,106	10,697	16,663	11,121
Total debt	$286,003	$300,697	288,560	299,121
Less: Cash and cash equivalents	(12,413)	(11,037)	(7,479)	(11,168)
Total net debt	$273,590	$289,660	281,081	287,953
LTM Adjusted EBITDA(a)	$89,491	$97,703	$86,001	$103,852
Net Leverage Ratio	3.1	3.0	3.3	2.8

(a)
See the Note (1) above for a discussion of Adjusted EBITDA and reconciliations to its most directly comparable GAAP measure.

	Last Twelve Months Ended
(unaudited, $ in thousands)	June 30, 2024	June 30, 2023
Reconciliation of net income to LTM EBITDA and Adjusted EBITDA
Net income	$18,045	$41,783
Interest, net	26,347	28,126
Income tax expense	7,996	14,128
Depreciation and amortization	16,131	15,570
EBITDA	$68,519	$99,607
Adjustments to EBITDA:
Stock-based compensation expense	$10,830	$3,348
Sales tax (benefit) expense(a)	(105)	1
Restructuring and other charges(b)	6,732	557
Loss on debt extinguishment(c)	25	297
Foreign currency loss	—	42
Subtotal of adjustments to EBITDA	$17,482	$4,245
LTM Adjusted EBITDA	$86,001	$103,852

(a)
Represents estimated sales tax (benefit) expense relating to a contingent liability due to historical activity in certain states where it is probable that the Company will be subject to sales tax plus interest and penalties.

(b)
Represents executive retention and severance costs, as well as costs incurred in 2023 related to production facility modernization efforts.

(c)
The Company redeemed a portion of the 8.625% Senior Secured Notes due 2026 in 2023 and 2022 and expensed the associated portion of the unamortized deferred financing costs.

RISK FACTORS
An investment in shares of our common stock involves certain risks. Before making an investment decision, you should carefully read and consider the information set forth below and under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023 (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” elsewhere in this prospectus supplement. Any one of the risks discussed could cause actual results to differ materially from expectations and could adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or not identified may also materially and adversely affect our business, financial condition and results of operations. The market price of our shares could decline if one or more of these risks and uncertainties actually occurs, causing you to lose all or part of the money you paid to buy our shares. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Information.”
Risks Relating to Ownership of our Common Stock
Our majority stockholders have the ability to control significant corporate activities, which may result in the Company taking actions that other stockholders did not approve, and their ownership of a significant percentage of our outstanding common stock may adversely impact the liquidity and trading price of our stock.
Tricor Pacific Capital Partners (Fund IV), Limited Partnership and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (the selling stockholders in this offering and collectively, the “Tricor Funds”), affiliated with Parallel49 Equity (formerly known as Tricor Pacific Capital), own approximately 56% of our outstanding common stock, in the aggregate, immediately prior to this offering. Upon the completion of this offering, the Tricor Funds will in the aggregate own approximately 47% of our outstanding common stock (or 45% if the underwriters exercise their option to purchase additional shares in full). Continuation of this concentrated ownership could result in a limited number of shares being available to be traded in the market, resulting in reduced liquidity. Additionally, the price of our common stock has experienced volatility due to the limited number of shares available to trade on the open market.
Matters over which the Tricor Funds, directly or indirectly, exercise control include:
•
election of directors;

•
mergers and other business combination transactions, including proposed transactions that would result in our stockholders receiving a premium price for their shares;

•
other acquisitions or dispositions of businesses or assets;

•
incurrence of indebtedness and the issuance of equity securities;

•
repurchases of stock and payment of dividends; and

•
the issuance of shares to management under our incentive plans and other executive compensation matters.

All of the shares owned by the Tricor Funds have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Rights Agreement, dated as of October 15, 2015, among the Tricor Funds and the Company, and in addition to the offering under this prospectus supplement, may be offered and sold to the public from time to time in the future, subject to certain limitations set forth in the Registration Rights Agreement. If and when some or all of these shares are sold by the Tricor Funds or the participants in their funds, either through sale on the open market, through privately negotiated transactions or through a distribution to the participants in their funds, or if it is perceived that they will be sold, the market price of our common stock could decline.
Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.
The trading market for our common stock could be influenced to some extent by the research and reports that industry or financial analysts publish about the Company and our business. We do not control these analysts. Historically, we have not attracted substantial research coverage, and the analysts who publish information about our common stock may have relatively little experience with us, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain additional securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Conflicts of interest may arise because directors who are principals of or who were nominated by our majority stockholders serve on our board of directors.
Nicholas Peters, who is an officer of Parallel49 Equity (and its predecessor), serves on our board of directors. H. Sanford Riley and Lisa Oleson serve on our board of directors and were so nominated by the Tricor Funds, our majority stockholders, pursuant to the Director Nomination Agreement (defined below). The Tricor Funds are funds controlled by Parallel49 Equity and its affiliates. Ms. Oleson serves as the Chief Financial Officer of Tricor Pacific Capital Inc., a Canadian single-family office controlled by Roderick Senft, formerly the managing partner of Parallel49 Equity and currently a member of its investment committee. Parallel49 Equity and entities controlled by it may in the future hold equity interests in entities that directly or indirectly compete with us, and companies in which it currently invests may begin directly or indirectly competing with us. As a result of these relationships, when conflicts between the interests of Parallel49 Equity, on the one hand, and of our other stockholders, on the other hand, arise, such directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (3) the transaction is otherwise fair to us. Our certificate of incorporation also provides that any principal, officer, member, manager and/or employee of Parallel49 Equity or any entity that controls, is controlled by or under common control with Parallel49 Equity (other than any company that is controlled by us) or any investment funds managed by Parallel49 Equity will not be required to offer any transaction opportunity of which such person becomes aware to us and could take any such opportunity for himself, herself or itself or offer such opportunity to other companies in which such person has an investment, unless such opportunity is offered to such person solely in his, her or its capacity as one of our directors.
Certain provisions of our organizational documents and other contractual provisions may make it difficult for stockholders to change the composition of our board of directors and may discourage hostile takeover attempts that some of our stockholders may consider to be beneficial.
Certain provisions of our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of us and our stockholders. The provisions in our amended and restated certificate of incorporation and bylaws include, among other things, advance notice requirements for stockholder proposals and director nominations, our ability to issue additional authorized shares of capital stock, including blank check preferred stock, limitations on interested stockholder transactions, and limitations on stockholder ability to act by written consent and to call meetings. See “Description of Our Capital Stock.”
We have entered into a director nomination agreement (the “Director Nomination Agreement”) with the Tricor Funds that provides the Tricor Funds the right to designate nominees for election to our board of directors for so long as the Tricor Funds collectively beneficially own 5% or more of the total number of shares of our common stock then outstanding. The number of nominees that the Tricor Funds are entitled to designate under the Director Nomination Agreement bears the same proportion to the total number of members of our board of directors as the number of shares of common stock beneficially owned by the Tricor Funds bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, the Tricor Funds are entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of such designee’s term regardless of the Tricor Funds’ beneficial ownership at such time. The Tricor Funds also have the right to have their designees participate on committees of our board of directors, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will terminate when the Tricor Funds collectively own less than 5% of our outstanding common stock.
We have elected in our certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that the Tricor Funds, their affiliates (including any investment funds managed by either Tricor Fund) and any person that becomes an interested stockholder as a result of a transfer of 5% or more of our voting stock by the forgoing persons to such person are excluded from the “interested stockholder” definition in our certificate of incorporation and are therefore not subject to the restrictions set forth therein that have the same effect as Section 203.
While these provisions have the effect of encouraging persons seeking to acquire control of the Company to negotiate with our board of directors, they could enable the board of directors to hinder or frustrate a transaction that some, or a majority, of our stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. In addition, the potential issuance of preferred stock may delay or prevent a change in control of us or discourage bids for our common stock at a premium over the market price. It may also adversely affect the market price and the voting and other rights of the holders of our common stock as it could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock.
In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.
Our stock price may be volatile and may decline, resulting in a loss of some or all of your investment.
In the twelve months ended September 27, 2024, the trading price of our common stock has ranged from a high of $31.00 per share to a low of $12.65 per share. The trading price and volume of our common stock may continue to be volatile and could fluctuate significantly in response to numerous factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our shares since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our shares include but are not limited to the following:
•
rumors and market speculation involving us or other companies in our industry;

•
cyclical fluctuations and general economic conditions;

•
actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•
price and volume fluctuations of other companies in our industry or in the overall stock market from time to time, including as a result of trends in the economy as a whole;

•
our transition to being an accelerated filer and complying with Section 404 of the Sarbanes-Oxley Act and the costs associated with such compliance and implementation of procedures thereunder;

•
fluctuations in our results of operations due to, among other things, changes in customer demand, supply chain constraints and cost and labor availability and cost;

•
developments or disputes concerning our intellectual property or other proprietary rights;

•
sales of a substantial number of our shares by us or the selling stockholders or hedging activities by market participants;

•
failure of financial analysts to maintain coverage of us, changes in financial estimates by any analysts who follow our company, or our failure to meet these estimates or the expectations of investors; and

•
other risks described or referred to in this “Risk Factors” section.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares offered pursuant to this prospectus supplement. We have agreed to pay certain expenses incurred by the selling stockholders in connection with this offering, other than the underwriting discount and transfer taxes, if any, with respect to the shares being sold by the selling stockholder. See “Underwriting” for additional information regarding underwriting compensation.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain terms of our capital stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law (“DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Fourth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), and our Third Amended and Restated By-laws (our “Bylaws”) are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2023. See “Where You Can Find More Information.” References in this section to “Company,” “we,” “us” and “our” refer only to CPI Card Group Inc.
Authorized Shares of Capital Stock
Our authorized capital stock consists of one hundred million (100,000,000) shares of common stock, $0.001 par value, and one hundred thousand (100,000) shares of preferred stock, $0.001 par value. As of September 27, 2024, there were 11,157,698 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Listing
Our common stock is traded on the Nasdaq Global Market under the symbol “PMTS.”
Voting Rights
Holders of our common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors; provided, however, that holders of common stock will not be entitled to vote on any amendment to our Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon. Our common stock does not have cumulative voting rights.
Dividend Rights
Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property as may be declared thereon from time to time by our board of directors out of assets or funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of outstanding shares of preferred stock, holders of our common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of the affairs of the Company, in all remaining net assets legally available for distribution to stockholders.
Other Rights and Preferences
Our common stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Special meetings of stockholders may be called by the Company’s Secretary at the request of stockholders holding a majority of the outstanding stock entitled to vote at the meeting. Holders of our common stock may also act by written consent, subject to certain provisions in the Seventh Article of our Certificate of Incorporation, as summarized below.
Certain Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect, as follows:

Advance Notice Requirements for Stockholder Proposals and Director Nominations.   Our Bylaws provide advance notice procedures for stockholders seeking to bring business before meetings of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or at a special meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before meetings of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed.
Additional Authorized Shares of Capital Stock.   The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Interested Stockholder Transactions.   Pursuant to the Ninth Article of the Certificate of Incorporation, the Company may not engage in any Business Combination (as defined therein) with any Interested Stockholder (as defined therein) for a period of three years following the time that such stockholder became an Interested Stockholder, subject to the terms and exceptions set forth in the Certificate of Incorporation.
Issuance of Preferred Stock.   Pursuant to our Certificate of Incorporation, the board of directors has authority to issue preferred stock from time to time and to fix and determine, by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or the entire class of preferred stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof.
Limitations on Stockholder Ability to Act by Written Consent and to Call Meetings.   Pursuant to the Seventh Article of the Certificate of Incorporation, from and after the Trigger Date (defined as the first date on which the selling stockholders and their respective affiliates collectively cease to beneficially own (directly or indirectly) at least a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors), any action required or permitted to be taken by the Company’s stockholders may be effected only at a duly called annual or special meeting of the Company’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. After the Trigger Date, special meetings of the Company’s stockholders may be called only by or at the direction of the board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Company would have if there were no vacancies. We expect the Trigger Date to occur upon the completion of this offering.
Choice of Forum
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against the Company that is governed by the internal affairs doctrine. In addition, unless a majority of the board of directors, acting on behalf of the Company, consents in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company will be deemed to have notice of and to have consented to these provisions.
Amendments to the Certificate of Incorporation and Bylaws
Pursuant to the Tenth Article of the Certificate of Incorporation, prior to the Trigger Date, the Bylaws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock, voting together as a single class. On and after the Trigger Date, the Bylaws may be adopted, amended, altered or repealed by (i) a vote of a majority of the total number of directors that the Company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of voting stock, voting together as a single class. We expect the Trigger Date to occur upon the completion of this offering.
Our Certificate of Incorporation further provides that no provision of the Fifth, Sixth, Seventh, Ninth, Tenth or Eleventh Article of the Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by the Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, voting together as a single class.
Transfer Agent and Registrar
EQ Shareowner Services is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS
The following table provides the names of the selling stockholders, the number of shares of our common stock known to us to be beneficially owned by the selling stockholders as of September 27, 2024, before and after giving effect to this offering, and the number of shares of our common stock offered by the selling stockholders in this offering.
	Shares Owned Prior to the Offering		Number of Shares Offered Hereby	Shares Owned After the Offering
Name of Selling Stockholder	Number	%(1)		Number	%
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(2)	3,894,942	34.91%	628,827	3,266,115	29.27%
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership(2)	2,299,035	20.60%	371,173	1,927,862	17.28%

(1)
Based on 11,157,698 shares of our common stock outstanding as of September 27, 2024.

(2)
Based on a Form 4 filed jointly by Tricor Pacific Capital Partners (Fund IV), Limited Partnership, Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership and Parallel49 Equity, ULC on July 15, 2024. Each of the Tricor Funds is managed by Parallel49 Equity, ULC, as the general partner. An investment committee of the Tricor Funds has the power to vote or dispose of the shares held by the Tricor Funds. The investment committee is comprised of Bradley Seaman, David Rowntree, J. Trevor Johnstone and Roderick Senft. Nicholas Peters, a member of our board of directors, also serves as an officer or member of the Tricor Funds and has an indirect pecuniary interest in the shares of common stock held by the Tricor Funds through his respective interests in the Tricor Funds. Mr. Peters expressly disclaims any beneficial ownership of any shares of common stock held by the Tricor Funds.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock offered pursuant to this prospectus supplement as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset within the meaning of Section 1221 of the Code (as defined below) by a non-U.S. holder (as defined below). This discussion assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.
A “non-U.S. holder” means a beneficial owner of shares of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•
an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings, administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof. Those authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income consequences different from those summarized below. This summary does not address all aspects of U.S. federal taxes (such as gift and estate taxes) and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate or former long-term resident of the United States, a foreign pension fund, a government or agency or instrumentality thereof, a tax-exempt entity, a financial institution or financial services entity, a bank, an insurance company, a broker or dealer in stock or securities or currencies, a person that marks-to-market their securities, a regulated investment company, a real estate investment trust, a tax-qualified retirement plan, a person holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment, a person subject to special tax accounting rules as a result of any item of gross income with respect to stock being taken into account in an applicable financial statement, a “controlled foreign corporation,” a “passive foreign investment company,” an “expatriated entity” or a partnership or other pass-through entity for U.S. federal income tax purposes, except as specifically provided below, a person that actually or constructively owns 5% or more (by vote or value) of our shares, a person that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, a person deemed to sell our common stock under the constructive sale provisions of the Code, a non-U.S. holder whose functional currency is not the U.S. dollar, or a corporation that accumulate earnings to avoid U.S. federal income tax). We cannot assure you that a change in law or a contrary position taken by the IRS or a court will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner (including certain determinations made at the partner level) and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding our common stock, you should consult your tax advisors.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Dividends
We have not paid cash dividends on our common stock since 2017 and do not anticipate paying any cash dividends in the foreseeable future. If we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of shares of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our common stock, the excess will be treated as gain from the taxable disposition of shares of our common stock (the tax treatment of which is discussed below under “— Gain on Taxable Disposition of Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. holder by us or the applicable withholding agent, including from other property subsequently paid or credited to such holder. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification (on IRS Form W-8ECI) and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by an entity that is a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Gain on Taxable Disposition of Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other taxable disposition on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is an entity that is a foreign corporation for U.S. federal income tax purposes, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other taxable disposition, on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.
A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
With respect to the third bullet point above, generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we currently are not, and do not anticipate becoming, a “United States real property holding corporation.” If we are or become a “United States real property holding corporation,” however, so long as our common stock is “regularly traded” (as defined in applicable Treasury regulations) on an established securities market during the calendar year in which the sale or other taxable disposition occurs, gain arising from a non-U.S. holder’s sale or other taxable disposition of our common stock will be subject to U.S. federal income tax only if such non-U.S. holder holds or held, actually or constructively, more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period. In such case, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Distributions (including dividends) paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received (currently at a rate of 24%) if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP, or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA will apply. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from the sale or other disposition of instruments that can produce U.S.-source dividends (such as our common stock) as subject to FATCA withholding after December 31, 2018. However, under proposed Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING
D.A. Davidson & Co. is acting as the representative of the underwriters for this offering (the “Representative”). Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, each of the underwriters named below has severally agreed to purchase from the selling stockholders the number of shares of common stock set forth opposite each underwriter’s name below. The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than the shares covered by the option described below unless and until this option is exercised.
Name	Number of Shares
D.A. Davidson & Co.
Total	1,000,000
The selling stockholders have granted to the underwriters an option, exercisable for 30 calendar days from the date of this prospectus supplement, to purchase up to 150,000 additional shares of common stock at the public offering price listed on the cover of this prospectus supplement, less the underwriting discount. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
A controlling person of our majority stockholder has indicated an interest in purchasing approximately 225,000 shares of our common stock in the offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to such individual, or such individual may determine to purchase more, less or no shares in this offering.
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, relating to losses or claims resulting from material misstatements in or omissions from this prospectus supplement, the registration statement of which this prospectus supplement is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $      per share. After the public offering, the public offering price, concession or any other term of this offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$
The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’

option to purchase additional shares described above. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The estimated total expenses of the offering to be incurred by us, exclusive of the underwriting discount, which is payable by the selling stockholders, are approximately $      . We have agreed to reimburse the underwriters for expenses related to clearance of this offering with FINRA in an amount up to $10,000.
No Sales of Similar Securities
We have agreed with the underwriters, through and including the date that is 90 days after the date of this prospectus supplement and subject to specified exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the Representative (other than (A) the issuance of options, warrants or other equity awards to acquire shares of common stock granted pursuant to our omnibus incentive plan and stock option plan that is described in this prospectus supplement, as such plan may be amended, (B) the issuance of shares of common stock upon the exercise or vesting of any such options, warrants or other equity awards to acquire shares of our common stock, (C) shares of common stock issued upon exercise of outstanding warrants and (D) the filing of one or more registration statements under the Securities Act on Form S-8 registering securities pursuant to our omnibus incentive plan and stock option plan).
Our directors and executive officers and the selling stockholders have agreed with the underwriters, subject to specified exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, our common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and the common stock which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of our common stock or such other securities, in cash or otherwise (iii) make any demand for, or exercise any right with respect to registration under the Securities Act of our common stock or any security convertible into or exercisable or exchangeable for our common stock, or (iv) publicly disclose the intention to do any of the foregoing. These restrictions will apply through and including the date that is 90 days after the date of the final prospectus supplement.
Listing
Our common stock is listed on the Nasdaq Global Market under the symbol “PMTS.”
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising this option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through this option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.
The Representative may also impose a penalty bid. This occurs when a particular underwriter is required to repay to the Representative a portion of the underwriting discount received by it because the Representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.
Neither we, the selling stockholders nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, the selling stockholders nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Shares
In connection with this offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by the underwriters. The information on the websites of such underwriters is not part of this prospectus supplement.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may engage in from time to time in the future certain investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received and may continue to receive customary fees and commissions.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions
European Economic Area
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly any person making or intending to make an offer in that Member State of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. None of CPI Card Group Inc., the selling stockholders or the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus for such offer.
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of our common stock may be offered to the public in that Relevant State at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Representative for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of our common stock shall require CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
For the purposes of this provision, the expression an ‘offer to the public’ in relation to the shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock.
Each person in a Relevant State who receives any communication in respect of, or who acquires any shares of our common stock under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and CPI Card Group Inc. that:
(a)
it is a “qualified investor” within the meaning provided in Article 2(e) of the Prospectus Regulation; and

(b)
in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares of our common stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Representative has been given to the offer or resale; or (ii) where the shares of our common stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of our common stock to it is not treated under the Prospectus Regulation as having been made to such persons.
CPI Card Group Inc., the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified the Representative of such fact in writing may, with the prior consent of the Representative, be permitted to acquire shares of our common stock in the offering.
United Kingdom
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other materials in relation to the shares of our common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”)); or who fall within Article 49(2)(a) to (d) of the FPO; or who are any other persons to whom it may otherwise lawfully be made under the FPO (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the shares of our common stock offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly any person making or intending to make an offer in the United Kingdom of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for the CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA in relation to such offer. None of CPI Card Group Inc., the selling stockholders or the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus for such offer.
No shares of our common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the Financial Conduct Authority, except that the shares of our common stock may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares of our common stock shall require CPI Card Group Inc., the selling stockholders or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock.
Each person located in the United Kingdom to whom any offer of shares of our common stock is made or who receives any communication in respect of any offer of shares of our common stock, or who initially acquires any shares of our common stock will be deemed to have represented, warranted and agreed to and with the underwriter and their affiliates and CPI Card Group Inc. that:
(a)
it is a “qualified investor” within the meaning provided in Article 2(e) of the UK Prospectus Regulation; and

(b)
in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the UK Prospectus Regulation, (i) the shares of our common stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in the United Kingdom other than qualified investors, as that term is defined in the UK Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the UK Prospectus Regulation and the prior consent of the Representative has been given to the offer or resale; or (ii) where the shares of our common stock have been acquired by it on behalf of persons in the United Kingdom other than qualified investors, the offer of those shares of our common stock to it is not treated under the UK Prospectus Regulation as having been made to such persons.

CPI Card Group Inc., the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified the Representative of such fact in writing may, with the prior consent of the Representative, be permitted to acquire shares of our common stock in the offering.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to CPI Card Group Inc.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. Accordingly, the securities will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
Certain legal matters relating to the validity of the shares offered hereby will be passed upon by Sidley Austin LLP, New York, New York. The underwriters are being represented in connection with this offering by Paul Hastings LLP, New York, New York. The selling stockholders are being represented by DLA Piper LLP (US) and Gowling WLG (Canada) LLP.
EXPERTS
The consolidated financial statements of CPI Card Group Inc. and subsidiaries as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus supplement incorporates by reference information from documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus supplement. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference into, this prospectus supplement. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus supplement, to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (each File No. 001-37584) which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the initial filing of the registration statement of which this prospectus supplement forms a part until the offering of the shares covered by this prospectus supplement is completed (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC):
•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 7, 2024;

•
our Definitive Proxy Statement on Schedule 14A filed on April 29, 2024 (only those parts incorporated in our Annual Report on Form 10-K for the year ended December 31, 2023);

•
our Quarterly Reports on Form 10-Q for the three months ended March 31, 2024 and the six months ended June 30, 2024, filed on May 7, 2024 and August 5, 2024, respectively;

•
our Current Reports on Form 8-K, filed on January 25, 2024 (other than the information furnished pursuant to Item 7.01 and Exhibit 99.1), March 15, 2024, May 24, 2024, June 24, 2024 (other than the information furnished pursuant to Item 7.01 and Exhibit 99.1), June 27, 2024 and July 11, 2024; and

•
the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on August 4, 2021, as amended by the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, including any amendments and reports filed for the purpose of updating such description.

You may obtain copies of the documents we incorporate by reference by contacting us as described below, or by accessing our or the SEC’s website, as described under “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:
CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
(720) 681-6304
Attention: Corporate Secretary
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s website address is www.sec.gov. In addition, our SEC filings are accessible on our corporate website at www.cpicardgroup.com on the “Investor Relations” page. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus supplement, and you should not rely on any such information in connection with your investment decision.
Statements contained in this prospectus supplement about the provisions or contents of any contract, agreement or other document do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us at the following address and telephone number:
CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
(720) 681-6304
Attention: Corporate Secretary

PROSPECTUS
CPI Card Group Inc.
$150,000,000
COMMON STOCK

6,558,825 Shares
COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

We may offer from time to time, in one or more offerings, up to $150 million of shares of our common stock.
This prospectus also relates to the disposition from time to time, in one or more offerings, of up to 6,558,825 shares of our common stock which are held by the selling stockholders named herein. We will not receive any proceeds from any sales of shares by the selling stockholders.
We or the selling stockholders may offer these shares in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any shares to be offered will be provided in a supplement to this prospectus. If agents, underwriters or dealers are used to sell any shares, a prospectus supplement will name them and describe their compensation.
This prospectus may not be used to offer to sell any shares unless accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein and therein, before you make an investment decision.
Our common stock is traded on the Nasdaq Global Market under the symbol “PMTS.” On September 13, 2021, the closing sale price of our common stock, as reported on the Nasdaq Global Market, was $36.88 per share.
Investing in shares of our common stock involves certain risks. See “Risk Factors” on page 1 of this prospectus and the “Risk Factors” section contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our shares.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2021

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, we may sell shares of our common stock from time to time in one or more offerings and the selling stockholders may sell shares of our common stock from time to time in one or more offerings. Each time shares are offered, a supplement to this prospectus will be provided that contains information about the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any shares, you should read carefully both this prospectus and the applicable prospectus supplement, together with the documents incorporated or deemed incorporated by reference herein (as described below under the heading “Incorporation of Certain Information by Reference”) and therein, any free writing prospectus we may file with the SEC, and the additional information described below under the heading “Where You Can Find More Information.”
This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement and the other information to which we refer you. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context requires otherwise or except as otherwise noted, as used in this prospectus the words “CPI,” “Company,” “we,” “us” and “our” refer to CPI Card Group Inc. and its consolidated subsidiaries. The term “selling stockholders” includes the successors-in-interest, donees, transferees or others who may later hold any such selling stockholder’s interests.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our expectations and beliefs concerning future developments and their potential effect on us, and other information available at the time such statements are made. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.
Factors that could cause actual results or other events to differ materially from those contemplated include the risks and uncertainties described under “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the SEC, which contain a discussion of various factors that may affect the Company’s business or financial results. Such risks and uncertainties, which in some instances are beyond the Company’s control, include:
•
the potential effects of COVID-19 on our business, including our supply chain, customer demand, workforce, operations and ability to comply with certain covenants related to our indebtedness;

•
a disruption or other failure in our supply chain or labor pool resulting in increased costs and inability to pass those costs on to our customers;

•
our inability to recruit, retain and develop qualified personnel, including key personnel;

•
our lack of eligibility to participate in government relief programs related to COVID-19 or inability to realize material benefits from such programs;

•
our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness;

•
the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies;

•
our limited ability to raise capital in the future;

•
the effects of current or additional U.S. government tariffs as well as economic downturns or disruptions, including delays or interruptions in our ability to source raw materials and components used in our products;

•
system security risks, data protection breaches and cyber-attacks;

•
interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate the data centers or computing infrastructure on which we rely;

•
our transition to being an accelerated filer and complying with Section 404 of the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder;

•
failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security;

•
disruptions in production at one or more of our facilities;

•
our failure to retain our existing customers or identify and attract new customers;

•
our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software;

•
defects in our software;

•
problems in production quality, materials and process;

•
a loss of market share or a decline in profitability resulting from competition;

ii

•
our inability to develop, introduce and commercialize new products;

•
new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner;

•
costs and impacts to our financial results relating to the obligatory collection of sales tax and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state businesses, as well as potential new U.S. tax legislation increasing the corporate income tax rate and challenges to our income tax positions;

•
failure to meet the continued listing standards of the Nasdaq Global Market;

•
a decrease in the value of our common stock, which may prevent investors or potential investors from investing or achieving a meaningful degree of liquidity;

•
quarterly variation in our operating results;

•
our inability to realize the full value of our long-lived assets;

•
our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards;

•
a decline in U.S. and global market and economic conditions and resulting decreases in consumer and business spending;

•
costs relating to product defects and any related product liability and/or warranty claims;

•
our dependence on licensing arrangements;

•
risks associated with international operations;

•
non-compliance with, and changes in, laws in the United States and in foreign jurisdictions in which we operate and sell our products and services;

•
the effect of legal and regulatory proceedings;

•
our ability to comply with a wide variety of environmental, health and safety laws and regulations and the exposure to liability for any failure to comply;

•
risks associated with the majority stockholders’ ownership of our common stock;

•
the influence of securities analysts over the trading market for and price of our common stock;

•
our inability to sell, exit, reconfigure or consolidate businesses or facilities that no longer meet with our strategy;

•
potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of our majority stockholders; and

•
certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our majority stockholders to change the composition of our board of directors.

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date such statements are made. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

iii

CPI CARD GROUP INC.
We are a payment technology company and leading provider of comprehensive Financial Payment Card solutions in the United States. We define “Financial Payment Cards” as credit, debit and Prepaid Debit Cards issued on the networks of the “Payment Card Brands” (Visa, Mastercard®, American Express® and Discover® in the United States and Interac in Canada). We define “Prepaid Debit Cards” as debit cards issued on the networks of the Payment Card Brands, but not linked to a traditional bank account. We also offer an instant card issuance solution, which provides card issuing bank customers the ability to issue a personalized debit or credit card within the bank branch to individual cardholders. We have established a leading position in the Financial Payment Card market through more than 20 years of experience. We serve a diverse set of approximately 2,000 direct customers and several thousand indirect customers, including some of the largest issuers of debit and credit cards in the United States, and the largest Prepaid Debit Card program managers, as well as thousands of independent community banks, credit unions, “Group Service Providers” (organizations that assist small card issuers, such as credit unions, with managing their credit and debit card programs, including managing the Financial Payment Card issuance process, core banking operations and other financial services) and card processors.
We serve our customers through a network of high-security production and card services facilities in the United States, each of which is audited for compliance with the standards of the Payment Card Industry Security Standards Council (the “PCI Security Standards Council”) by one or more of the Payment Card Brands. Many of our customers require us to comply with PCI Security Standards Council requirements that relate to the provision of our products and services. Our leading network of high-security production facilities allows us to optimize our solutions offerings and to serve the needs of our diverse customer base.
CPI Card Group Inc. is a Delaware corporation. Our principal executive offices are located at 10368 West Centennial Road, Littleton, CO 80127, telephone (720) 681-6304.
RISK FACTORS
An investment in shares of our common stock involves certain risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” in the applicable prospectus supplement and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in the applicable prospectus supplement. See “Where You Can Find More Information” elsewhere in this prospectus. Any one of the risks discussed could cause actual results to differ materially from expectations and could adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or not identified may also materially and adversely affect our business, financial condition and results of operations. The market price of our shares could decline if one or more of these risks and uncertainties actually occurs, causing you to lose all or part of the money you paid to buy our shares.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of any shares of common stock offered by us for general corporate purposes, including for the repayment of indebtedness, working capital and capital expenditures. We may invest funds not required immediately for such purposes in short-term investment grade securities.
We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders. We may, however, bear all or a portion of the expenses of the offering of common stock by the selling stockholders, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain terms of our capital stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law (“DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Third Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our Amended and Restated By-laws (our “Bylaws”) are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” References in this section to “Company,” “we,” “us” and “our” refer only to CPI Card Group Inc.
Authorized Shares of Capital Stock
Our authorized capital stock consists of one hundred million (100,000,000) shares of common stock, $0.001 par value, and one hundred thousand (100,000) shares of preferred stock, $0.001 par value. As of September 9, 2021, there were 11,238,994 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Listing
Our common stock is traded on the Nasdaq Global Market under the symbol “PMTS.”
Voting Rights
Holders of our common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors; provided, however, that holders of common stock will not be entitled to vote on any amendment to our Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon. Our common stock does not have cumulative voting rights.
Dividend Rights
Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property as may be declared thereon from time to time by our board of directors out of assets or funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of outstanding shares of preferred stock, holders of our common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of the affairs of the Company, in all remaining net assets legally available for distribution to stockholders.
Other Rights and Preferences
Our common stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Special meetings of stockholders may be called by the Company’s Secretary at the request of stockholders holding a majority of the outstanding stock entitled to vote at the meeting. Holders of our common stock may also act by written consent, subject to certain provisions in the Seventh Article of our Certificate of Incorporation, as summarized below.
Certain Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect, as follows:

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before meetings of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or at a special meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before meetings of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Interested Stockholder Transactions. Pursuant to the Ninth Article of the Certificate of Incorporation, the Company may not engage in any Business Combination (as defined therein) with any Interested Stockholder (as defined therein) for a period of three years following the time that such stockholder became an Interested Stockholder, subject to the terms and exceptions set forth in the Certificate of Incorporation.
Issuance of Preferred Stock. Pursuant to our Certificate of Incorporation, the board of directors has authority to issue preferred stock from time to time and to fix and determine, by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or the entire class of preferred stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof.
Limitations on Stockholder Ability to Act by Written Consent and to Call Meetings. Pursuant to the Seventh Article of the Certificate of Incorporation, from and after the Trigger Date (defined as the first date on which the selling stockholders and their respective affiliates collectively cease to beneficially own (directly or indirectly) at least a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors), any action required or permitted to be taken by the Company’s stockholders may be effected only at a duly called annual or special meeting of the Company’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. After the Trigger Date, special meetings of the Company’s stockholders may be called only by or at the direction of the board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Company would have if there were no vacancies.
Choice of Forum
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against the Company that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company will be deemed to have notice of and to have consented to these provisions.
Amendments to the Certificate of Incorporation and Bylaws
Pursuant to the Tenth Article of the Certificate of Incorporation, prior to the Trigger Date, the Bylaws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock, voting together as a single class. On and after the Trigger Date, the Bylaws may be adopted, amended, altered or repealed by (i) a vote of a majority of the total number of directors that the Company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding voting stock, voting together as a single class.

Our Certificate of Incorporation further provides that no provision of the Fifth, Sixth, Seventh, Ninth, Tenth or Eleventh Article of the Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by the Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of voting stock, voting together as a single class.
Transfer Agent and Registrar
EQ Shareowner Services is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS
The selling stockholders named in this prospectus may offer to sell from time to time up to 6,558,825 shares of our common stock. In connection with our initial public offering, in October 2015 we and the selling stockholders entered into a registration rights agreement that provides the selling stockholders with customary demand and piggyback registration rights. We are including the shares of common stock held by the selling stockholders in this prospectus in connection with such registration rights agreement. Also in connection with our initial public offering, in October 2015 we and the selling stockholders entered into a director nomination agreement, pursuant to which the selling stockholders have the right to appoint or nominate for election to our board of directors, as applicable, such number of representatives that is proportional to their beneficial ownership of our common stock so long as they collectively own at least 5% of the total voting power of our common stock. Pursuant to that director nomination agreement, the selling stockholders have designated two members of our board of directors, Bradley Seaman and Nicholas Peters.
The following table provides the names of the selling stockholders, the number of shares of our common stock currently held by the selling stockholders, the maximum number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus and the number of shares of our common stock that will be held by the selling stockholders after the offering, assuming all of the offered shares are sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders may also offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.
The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of September 9, 2021. Information about the selling stockholders may change over time. As used in this prospectus, the term “selling stockholders” include the successors-in-interest, donees, transferees or others who may later hold any such selling stockholder’s interests.
Name of Selling Stockholder	Shares Owned Prior to the Offering		Maximum Number of Shares that May be Offered Pursuant to this Prospectus	Shares Owned After the Offering
	Number	%(1)		Number	%
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(2)	4,124,368	36.7%	4,124,368	—	—
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership(2)	2,434,457	21.7%	2,434,457	—	—

(1)
Based on 11,238,994 shares of our common stock outstanding as of September 9, 2021.

(2)
Based on a Schedule 13G filed jointly by Tricor Pacific Capital Partners (Fund IV), Limited Partnership (“TPCP”), Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (“TPCP US,” and together with TPCP, the “Tricor Funds”), and Parallel49 Equity, ULC on February 12, 2016, as adjusted to give effect to the 1-for-5 reverse stock split we completed on December 20, 2017. Each of the Tricor Funds is managed by Parallel49 Equity, ULC, as the general partner. An investment committee of the Tricor Funds has the power to vote or dispose of the shares held by the Tricor Funds. The investment committee is comprised of Bradley Seaman, David Rowntree, J. Trevor Johnstone and Roderick Senft. Bradley Seaman and Nicholas Peters, each a member of our board of directors, also serves as an officer or member of the Tricor Funds and has an indirect pecuniary interest in the shares of common stock held by the Tricor Funds through their respective interests in the Tricor Funds. Each of Messrs. Seaman and Peters expressly disclaims any beneficial ownership of any shares of common stock held by the Tricor Funds.

PLAN OF DISTRIBUTION
We or the selling stockholders may sell the shares offered under this prospectus in one or more of the following ways (or in any combination) from time to time:
•
to or through underwriters;

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through agents;

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through brokers or dealers;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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through a combination of such methods; or

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through any other method permitted by applicable law.

A supplement to this prospectus will describe the particular terms of any offering of shares, including the following:
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the names of any underwriters, agents, brokers or dealers or any selling stockholders;

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the purchase price of the shares and the proceeds to be received from the sale;

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any discounts or commissions and other items constituting underwriters’ or agents’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchanges on which the shares may be listed.

If underwriters are used in the sale, such underwriters will acquire the shares for their own account. The underwriters may resell the shares in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.
The shares may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the shares will be subject to certain conditions. The underwriters will be obligated to purchase all the shares offered if any of the shares are purchased.
We or the selling stockholders may sell the shares through agents or dealers designated by us or them. Any agent or dealer involved in the offer or sale of the shares for which this prospectus is delivered will be named, and any commissions payable to that agent or dealer by us or the selling stockholders will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase the shares from us or the selling stockholders as principal and may resell those shares at varying prices to be determined by the dealer.
Underwriters, dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, dealer or agent, place orders online or through their financial advisors.
We or the selling stockholders also may sell the shares directly. In this case, no underwriters or agents would be involved.
Underwriters, dealers and agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any discounts, concessions, commissions or fees received by them from us or the selling stockholders and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.
We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
In order to facilitate the offering of the shares, any underwriters or agents, as the case may be, involved in the offering of such shares may engage in transactions that stabilize, maintain or otherwise affect the price of our shares. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our shares for their own account. In addition, to cover overallotments or to stabilize the price of our shares, the underwriters or agents, as the case may be, may bid for, and purchase, such shares in the open market. Finally, in any offering of shares through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such shares in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
We or the selling stockholders may solicit offers to purchase the shares directly from, and we or it may sell such shares directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our shares, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our common stock.
We or the selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our shares at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling stockholders pay for solicitation of these contracts.
We or the selling stockholders may enter into derivative transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the parties may sell shares covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use shares pledged by us or the selling stockholders or borrowed from us, the selling stockholders or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we may otherwise loan or pledge shares to a financial institution or other third party that in turn may sell the shares short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our shares or in connection with a concurrent offering of other shares.
The underwriters, dealers and agents may engage in transactions with us or the selling stockholders, or perform services for us or the selling stockholders, in the ordinary course of business.

The selling stockholders may transfer shares of common stock in ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. The selling stockholders may also sell any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act.
LEGAL MATTERS
Certain legal matters relating to the validity of the shares offered hereby will be passed upon by Sidley Austin LLP, Chicago, Illinois. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of CPI Card Group Inc. and subsidiaries as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus incorporates by reference information from documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference into, this prospectus. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (each File No. 001-37584) which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the initial filing of the registration statement of which this prospectus forms a part until the offering of the shares covered by this prospectus is completed (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC):
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our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021;

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our Definitive Proxy Statement on Schedule 14A filed on April 13, 2021 (only those parts incorporated in our Annual Report on Form 10-K for the year ended December 31, 2020);

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed on May 11, 2021 and August 12, 2021, respectively;

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our Current Reports on Form 8-K, filed on January 29, 2021, February 25, 2021 (Item 8.01 only), March 2, 2021, March 16, 2021, May 28, 2021, and August 6, 2021; and

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the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on August 4, 2021, including any amendments and reports filed for the purpose of updating such description.

You may obtain copies of the documents we incorporate by reference by contacting us as described below, or by accessing our or the SEC’s website, as described under “Where You Can Find More

Information.” Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:
CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
(720) 681-6304
Attention: Corporate Secretary
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s website address is www.sec.gov. In addition, our SEC filings are accessible on our corporate website at www.cpicardgroup.com on the “Investor Relations” page. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision.
Statements contained in this prospectus about the provisions or contents of any contract, agreement or other document do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us at the following address and telephone number:
CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
(720) 681-6304
Attention: Corporate Secretary

1,000,000 Shares
CPI Card Group Inc.
COMMON STOCK

PROSPECTUS SUPPLEMENT
Book-Running Manager
D.A. Davidson & Co.
        , 2024